Exhibit 8.3


















                                December 17, 1997



         CUC International Inc.
         707 Summer Street
         Stamford, Connecticut 06901

         Ladies and Gentlemen:

                   We have acted as counsel for CUC International Inc., a Delaware corporation ("CUC"), in connection with the prepara-tion and execution of the Agreement and Plan of Merger dated as of May 27, 1997 (the "Merger Agreement") , between CUC and HFS Incorporated, a Delaware Corporation ("HFS"). This opinion is being delivered to you pursuant to Section 6.2(c) of the Merger Agreement. Pursuant to the Merger Agreement, HFS will merge (the "Merger") with and into CUC and CUC will survive. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1996, as amended (the "Code").

                   You have requested our opinion regarding certain United States federal income tax consequences of the Merger.
         In delivering this opinion, we have reviewed and relied upon the accuracy of the facts, statements, descriptions and repre-sentations set forth in the Form S-4 prepared in connection with the Merger, the Merger Agreement (including Schedules and Exhibits), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also reviewed and relied upon certificates of officers of CUC and HFS respec-tively (the "Officers' Certificates") and have assumed that the statements and representations contained therein will be com-plete and accurate as of the Effective Time of the Merger.



         CUC International Inc.
         December 17, 1997
         Page 2


                   In connection with rendering this opinion, we have assumed or obtained representations (without any independent investigation) that:

                   1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Ef-fective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

                   2. Any statement made in the Officers' Certificates and in any of the other documents referred to herein to the knowledge of any person or party is and will be correct as if made without such qualification;

                   3. All statements, descriptions and representations contained in any of the documents referred to herein or other-wise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsis-tent with such representations; and

                   4. The Merger will be reported by CUC and HFS on their respective federal income tax returns in a manner consis-tent with the opinion set forth below.

                   Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and quali-fications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), the Merger qualifies as a merger under Delaware law and the statements set forth in the Officers' Certificates are true and correct at the Effective Time, then:

                   (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and CUC and HFS will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

                   (b) no gain or loss will be recognized by CUC or HFS as a result of the Merger;

                   (c) no gain or loss will be recognized by the stock-holders of HFS upon the exchange of their shares of HFS Common Stock solely for shares of CUC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of CUC Common Stock;



         CUC International Inc.
         December 17, 1997
         Page 3


                   (d) the aggregate tax basis of the shares of CUC Common Stock received solely in exchange for shares of HFS Com-mon Stock pursuant to the Merger (including fractional shares of CUC Common Stock for which cash is received) will be the same as the aggregate tax basis of the shares of HFS Common Stock exchanged therefor; and

                   (e) the holding period for shares of CUC Common Stock received in exchange for shares of HFS Common Stock pur-suant to the Merger will include the holding period of the shares of HFS Common Stock exchanged therefore, provided such shares of HFS Common Stock were held as capital assets by the stockholder at the Effective Time.

                   This opinion is based upon the Code, published judi-cial decisions, administrative regulations and published rul-ings and procedures as in existence on the date hereof. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Fur-thermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                   This opinion addresses only certain federal income tax consequences of the Merger under the Code, and does not address any other federal, state, local or foreign tax conse-quences that may result from the Merger or any other transac-tion (including any transaction undertaken in connection with the Merger).

                   No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to the Merger, if the Merger is not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the representa-tions, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                   This opinion has been delivered to you only for the purposes stated. If may not be relied upon for any other pur-pose or by any other person or entity and may not be made available to any other person or entity without our prior writ-ten consent, except that we consent to the use of this opinion



         CUC International Inc.
         December 17, 1997
         Page 4


         as Exhibit 8.3 to the Registration Statement on Form S-4, including any post-effective amendments thereof, of CUC, relating to the Merger. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                       Very truly yours,

                                       /s/ Wachtell, Lipton, Rosen & Katz